Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Gold-linked USD Denominated Bond, 14 months, 100% Principal Protected
Final Term Sheet

Issuer:	AB Svensk Exportkredit (“SEK”)

Form:	US Medium Term Note

Trade Date:	December 21, 2007

Settlement Date:	January 11, 2008

Final Valuation Date:	March 4, 2009

Maturity Date:	March 11, 2009

Issue Size:	$12,895,000

Issue Price:	100.00%

Underwriting fee:	0.25%

Net Proceeds:	99.75%

Coupon:	0.00% on an annual bond basis

Participation:	1.00x

Redemption at Maturity:	MAX (100% of principal, 100% principal + 100% of principal x Participation x ((Gold Initial – Gold Final) / Gold Initial)) subject to a cap of 108.05%.

Gold Initial:	$811 / oz

Gold Final:	The London PM Fix for Gold taken by Calculation Agent 5 business days prior to the Maturity Date and posted on Bloomberg page GOLDLNPM

Mininum Denominations:	$10,000 (and $1,000 thereafter)

Calculation Agent:	Goldman Sachs International

Business Days:	New York, London

Business Day Convention:	Modified Following

Hypothetical Examples of Redemption Values at Maturity

Final Gold Price (as % of Initial Gold Price)	Percentage Change	Redemption Amount as Percentage of Principal Amount	Annual Yield (%) on Principal Amount
150.00	50%	100.00%	0.00%
140.00	40%	100.00%	0.00%
125.00	25%	100.00%	0.00%
115.00	15%	100.00%	0.00%
110.00	10%	100.00%	0.00%
105.00	5%	100.00%	0.00%
100.00	0%	100.00%	0.00%
95.00	–5%	105.00%	4.27%
92.50	–7.5%	107.50%	6.40%
90.00	–10%	108.05%	6.86%
80.00	–20%	108.05%	6.86%
75.00	–25%	108.05%	6.86%
50.00	–50%	108.05%	6.86%
25.00	–75%	108.05%	6.86%
0.00	–100%	108.05%	6.86%

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.